EXHIBIT 5.2


INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
P.O. BOX 2508
CINCINNATI,  OH    45201                    Employer Identification Number:
                                            23-1209886
FEBRUARY 22, 2003                           DLN:
FIRST NATIONAL BANK OF                      17007254049002
CHESTER COUNTY                              Person to Contact:
C/O MICHELE LELLOUCHE                        MARK OTTEN               ID#  31045
1660 PRUDENTIAL DR                          Contact Telephone Number:
JACKSONVILLE, FL  32207-000                 (877)  829-5500
                                            Plan Name:
                                             FIRST NATIONAL BANK OF CHESTER
                                             COUNTY RETIREMENT SAVINGS PLAN
                                            Plan Number:  002

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b) (3) of the Income Tax Regulations. We will the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan's operation on its qualified status and discussed the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the amendment (s) executed on July 29, 2002.

This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniform Services Employment and Reemployment Rights Acts of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub.
L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

This letter may not be relied upon with respect to whether the plan satisfies the requirements of 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

The  requirement for employee  benefits plans to file summary plan  descriptions
(SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.